Exhibit 1.01
Masimo Corporation
Conflict Minerals Report
For the Calendar Year Ended December 31, 2025
Masimo Corporation (Masimo, the Company, we, us or our) is filing this Conflict Minerals Report (this Report) in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended (Rule 13p-1), for the calendar year ended December 31, 2025; and pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Rule 13p-1 requires companies to publicly disclose certain information relating to their use of Conflict Minerals (as defined below) that originated in the Democratic Republic of the Congo or an adjoining country (collectively, the DRC Countries) that may be contributing to human rights abuses if those minerals are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by those companies. Rule 13p-1 requires companies to report whether Conflict Minerals that originated in the DRC Countries exist in their supply chains. “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite and their derivatives, which are limited to tin, tantalum and tungsten, or any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the DRC Countries.
During a registrant’s supply chain review, if it is determined that Conflict Minerals are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by the registrant, the registrant is required to perform, in good faith, a reasonable country of origin inquiry (RCOI) regarding those Conflict Minerals. The purpose of the inquiry is to determine whether any of the Conflict Minerals originated in the DRC Countries or from recycled or scrap sources. Based on current Securities and Exchange Commission (SEC) guidance and court rulings, Masimo has decided not to voluntarily describe our products as “DRC conflict free”, and, therefore, an independent private sector audit of this Report is not required and has not been conducted.
Company Overview
Masimo is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, and patient monitors. Powered by the Masimo Hospital Automation™ and Masimo SafetyNet® platforms, Masimo connectivity, automation, and telehealth and telemonitoring solutions are improving and automating care delivery in the hospital.
Product Overview
Healthcare
Our healthcare business develops, manufactures and markets a variety of noninvasive patient monitoring technologies, hospital automation® and connectivity solutions, and remote monitoring devices. Our healthcare products and patient monitoring solutions generally incorporate a monitor or circuit board, proprietary single-patient use or reusable sensors, software and/or cables. We primarily sell our products to hospitals, emergency medical service providers, home care providers, physician offices, veterinarians, and long-term care facilities through our direct sales force, distributors and original equipment manufacturer (OEM) partners, such as GE Healthcare, Hillrom, Mindray, Philips, Physio-Control and Zoll, among others.
Our core measurement technologies are our breakthrough Measure-through Motion and Low Perfusion™ pulse oximetry, known as Masimo Signal Extraction Technology® (SET®) pulse oximetry, and advanced rainbow® Pulse CO-Oximetry parameters such as noninvasive hemoglobin (SpHb®), alongside many other modalities, including brain function monitoring, hemodynamic monitoring, regional oximetry, acoustic respiration rate monitoring, capnography and gas monitoring, and telehealth solutions.

Our measurement technologies are available on many types of devices, from bedside hospital monitors like the Root® Patient Monitoring and Connectivity Hub, to various handheld and portable devices, and to the tetherless Radius PPG®, Radius VSM® and Masimo SafetyNet® remote patient surveillance solution. The Masimo Hospital Automation® Platform facilitates data integration, connectivity and interoperability through solutions like Patient SafetyNet™, Iris®, iSirona®, Replica® and UniView® to facilitate more efficient clinical workflows and to help clinicians provide the best possible care, both in-person and remotely.
We continue to seek out differentiated growth opportunities to cross-leverage technologies, and to advance our integration technologies into the hospital to advance hospital automation® connectivity, cloud-based technologies and tetherless monitoring.
For an overview of our healthcare product offerings and technologies, please refer to “Business” in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended January 3, 2026, filed with the SEC on February 27, 2026.
Non-healthcare
As of December 28, 2024, the non-healthcare consumer business remained part of the Company’s continuing operations, but was being evaluated for divestiture. Subsequent to year end, the sales evaluation process continued to progress in early 2025, and as of March 29, 2025, the non-healthcare consumer business was classified as held-for-sale and reported as discontinued operations. On May 6, 2025, the Company announced that it entered into a definitive agreement to sell Viper Holdings Corporation, a Delaware corporation which previously owned and operated the Company’s non-healthcare business (together with its subsidiaries, “Sound United”) to Harman International Industries, Incorporated, a wholly-owned subsidiary of Samsung Electronics., Ltd. On September 23, 2025, the Company completed the sale of Sound United.
Proposed Merger
On February 16, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danaher Corporation, a Delaware corporation (“Danaher”) and Mobius Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Danaher (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Danaher. As set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (other than any shares owned by Danaher, Merger Sub or the Company or any of their wholly owned subsidiaries or shares in respect of which appraisal has been duly demanded, and not effectively withdrawn or otherwise waived or lost, pursuant to Section 262 of the General Corporation Law of the State of Delaware) issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive $180.00 in cash, without interest. The Merger is expected to close in 2026, subject to customary closing conditions, including approval by our stockholders and the receipt of required regulatory approvals.
On May 1, 2026, the Company’s stockholders adopted the Merger Agreement at a special meeting of stockholders.
If the Merger is completed, Masimo common stock will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable following the effective time of the Merger.
Additional information about the Merger Agreement and the Merger is set forth in the Company’s definitive proxy statement on Schedule 14A was filed with the SEC on April 1, 2026.

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(1) The use of the trademark Patient SafetyNet™ is under license from the University HealthSystem Consortium.

Materials and Supply Chain Overview
Masimo has determined that certain of its products may contain Conflict Minerals due to the anticipated presence of these minerals in parts obtained from suppliers or from the use of Conflict Minerals in the manufacturing processes employed by Masimo. Masimo is not a vertically integrated manufacturer, does not make direct purchases of raw ore or unrefined Conflict Minerals from the DRC Countries and is, therefore, several levels removed from the actual mining of Conflict Minerals. As a result, in order to comply with Rule 13p-1, we rely upon our suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to us, including the sources of Conflict Minerals that are supplied to them from sub-tier suppliers. We have adopted responsible sourcing of minerals requirements with our Conflict Minerals Policy and our suppliers are expected to provide Conflict Minerals sourcing information to us in accordance with such policy. A copy of our Conflict Minerals Policy is available on our website at: https://investor.masimo.com/governance/governance-documents/default.aspx
Reasonable Country of Origin Inquiry (RCOI)
Masimo has continued its supplier and parts based risk assessment in determining which suppliers/parts were “in scope” for the 2025 RCOI survey. Masimo ultimately identified 512 suppliers that provided or can potentially provide components and/or materials which are included in the products that Masimo offers to our customers. The RCOI was intended to determine which Masimo-utilized parts contain Conflict Minerals and whether those Conflict Minerals originated in DRC Countries. Masimo asked suppliers to provide information regarding: (1) the Conflict Minerals contained in each of the parts supplied by that supplier, and (2) the source of those Conflict Minerals, including smelter or refinery information and the location of mines. These suppliers were asked to complete the Responsible Business Alliance Responsible Minerals Initiative (RBA-RMI) Conflict Minerals Reporting Template version 6.6.
Due to the breadth and complexity of our products and supply chain, we expected that it would take significant time for many of our suppliers to collect and verify the origin of Conflict Minerals in the products they supply to us. While this has proven to be true, Masimo continues to make year-over-year progress in the quality and depth of responses received from our supplier base.
Of the 512 suppliers that were surveyed in 2025, Masimo has received responses from 429 suppliers as of the date of filing of this Report, all of which have completed a Conflict Minerals Reporting Template (CMRT) and/or provided a declaration and/or a policy.
Of the 429 suppliers that completed a CMRT and/or provided a declaration and/or a policy, 129 declared that they were DRC Conflict Free, 54 declared that they were DRC Conflict undeterminable, 5 declared that they were out-of-scope, 2 provided partial responses such that their status remains unknown, and 239 provided a policy only. None of the suppliers that responded specifically declared that they were not DRC Conflict Free.
Masimo is continuing to work with our suppliers that were either non-responsive or provided incomplete or partial responses to our requests in order to obtain a satisfactory response.
Due Diligence Process
Masimo has implemented a due diligence process regarding the source and chain of custody of our Conflict Minerals. We have designed our due diligence framework to conform in all material respects with the framework provided by The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, an internationally-recognized due diligence framework. Our due diligence process includes:
1.Adopting a Conflict Minerals Policy. As previously stated, a copy of our Conflict Minerals Policy is available on our website at: https://investor.masimo.com/governance/governance-documents/default.aspx

2.Establishing a governance model to oversee the implementation and ongoing management of the Conflict Minerals Compliance Program. Masimo’s governance structure includes resources responsible for the implementation, documentation, reporting, and oversight of the Conflict Minerals Compliance Program. The governance structure consists of an Executive Steering Committee (ESC) and Core Team. The ESC oversees the Conflict Minerals Compliance Program and will update, as necessary, Masimo’s Board of Directors. The ESC sponsors and monitors the Core Team in its efforts to execute the Conflict Minerals Compliance Program. The Core Team consists of representatives from Masimo’s business and corporate functions and manages the due diligence and risk management of Masimo’s suppliers. Core Team responsibilities include updating processes and procedures, as well as implementing the Conflict Minerals Compliance Program to meet Masimo’s objectives.
3.Submitting the RBA-RMI Conflict Minerals Reporting Template to suppliers of parts/materials potentially containing Conflict Minerals. This template includes questions regarding a company’s conflict-free policy and engagement with its direct suppliers and provides a standardized method for Masimo to use in the collection of representations, statements, and data from Masimo’s suppliers relative to the presence, use, source, and chain of custody of Conflict Minerals in supplier parts that are used in Masimo’s products. Responses are reviewed for completeness, reasonableness and consistency.
4.Comparing smelters identified in the reporting templates against the list of smelter facilities that have been identified as “conflict free” by the RBA-RMI Responsible Minerals Initiative (RMI). The RMI is a voluntary program whereby an independent third party evaluates smelter procurement activities to determine whether a smelter has sufficiently demonstrated that all materials processed by that smelter originated from sources that do not directly or indirectly finance or benefit armed groups in the DRC Countries.
5.Providing mechanisms to report violations of Masimo’s policies. We have mechanisms in place that enable employees, suppliers and others to report violations of Masimo’s policies. Alleged violations may be brought to the attention of Masimo’s Compliance Officer by written correspondence on a confidential basis. This reporting mechanism is published on our website at: https://www.masimo.com/company/masimo/codes-of-conduct
Risk Mitigation - Improvement Program
We are committed to further improving our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard RMI CMRT and continuing our outreach efforts in order to further develop transparency in our supply chain and mitigate the risk that Masimo’s use of Conflict Minerals benefits or finances armed groups.
During calendar year 2025, Masimo took the following steps to further this commitment:
1.Continued to work with our suppliers that provided incomplete or insufficient information during 2025 in an effort to obtain compete and accurate information in 2026;
2.Requested information and supporting data from all “in scope” suppliers on the Masimo Approved Supplier list that are subject to the 2026 reporting requirements by utilizing the RBA-RMI Conflict Minerals Reporting Template version 6.6; and pursuing a completed template response that identifies the originating smelter and mine;
3.Continued to follow our due diligence process to review and validate supplier responses that are obtained in support of Masimo’s 2026 Conflict Minerals reporting;
4.Provided our Conflict Minerals Policy to suppliers in connection with our RBA-RMI Conflict Minerals Reporting Template - based supplier inquiry process for 2026;
5.Continued the process of integrating Conflict Minerals transparency requirements into our supplier qualification and evaluation process, which includes the requirement for suppliers to disclose their Conflict Minerals status and policy via the Masimo Supplier Self-Assessment form;
6.Continued the process of integrating Conflict Minerals supplier information and data collection/retrieval into Masimo automated systems to support supply chain transparency, internal audit efficiency and conflict free sourcing efforts;
7.Continued to encourage our suppliers to purchase materials from audited, conflict-free smelters and determined whether the smelters that were used to process these minerals were validated as conflict-free as part of the Conflict-Free Smelter Program; and

8.Included a Conflict Minerals disclosure clause in our Supplier Self-Assessment form to help evaluate and qualify our current and future supplier agreements.
Product Description
A list of parts used in Masimo monitor, printed circuit board and sensor products and Masimo audio and sound products for which Masimo surveyed suppliers for Conflict Mineral content or Conflict Mineral use in production is attached as Exhibit A. Masimo continues to gather and assess the smelters and refineries used to process the Conflict Minerals used in Masimo’s products, and the countries of origin of those Conflict Minerals. However, despite our due diligence efforts, we do not have sufficient information to conclusively determine the countries of origin of all of the Conflict Minerals used in the products described above or whether the Conflict Minerals were obtained from recycled or scrap sources as of the date of filing of this Report.
Conflict Minerals Status Analysis and Conflict Status Conclusion
Based on current SEC guidance and court rulings, Masimo has decided not to voluntarily describe our products as “DRC conflict free,” “not having been found to be DRC conflict free” or “DRC conflict undeterminable”. However, we are continuing our due diligence process of working with our suppliers to gather sufficient smelter information, as well as using other sources to determine the country of origin of the Conflict Minerals used in our products or to identify the facilities used to process those Conflict Minerals. Masimo also plans to further integrate Conflict Minerals supplier information and data collection/retrieval into Masimo automated systems to support supply chain transparency, internal audit efficiency and conflict free sourcing efforts. In addition, we continue to integrate Conflict Minerals transparency requirements into our supplier qualification and evaluation process, including the requirement for suppliers to disclose their Conflict Minerals status and policy via our Supplier Self-Assessment form.

Cautionary Note Concerning Forward-Looking Statements
This Report contains “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements. Such forward-looking statements include any statements of the plans, strategies and objectives of management for future operations; statements related to our ability to complete the proposed sale of our non-healthcare business on the timeline anticipated, or at all, and the effect of the announcement, pendency and completion of the sale on our ability to maintain relationships with third parties, and the other risks and uncertainties related to the sale that may affect future results; and the Company’s due diligence process regarding the source and chain of custody of Conflict Minerals and its risk mitigation improvement program. These statements are often identified by the use of words such as “expected,” “plans,” “continue,” “may,” “anticipated,” the negative versions of these terms and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially and adversely from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company and its suppliers to obtain reliable information as to the source of Conflict Minerals used in our products or to identify the countries of origin of those Conflict Minerals; the impact of changes in laws and regulations, and the interpretation thereof, and in political conditions, including sanctions; the impact of acquisitions, divestitures, joint ventures and other transactions; and those discussed in the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the Quarterly period ended April 4, 2026, which we filed with the SEC on May 5, 2026, and in our other Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which we filed with the SEC on February 27, 2026. Furthermore, such forward-looking statements speak only as of the date of this Report. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Masimo Corporation Conflict Minerals Report
Exhibit A
Description of Masimo Corporation’s 2025 Products (Parts/Supplies)

Product Description
▪Electronic Parts, Assemblies and Components
▪Cables, Cable Harnesses and Wires
▪Power Supplies
▪Printed Circuit Assemblies
▪Displays/Monitors
▪LEDs
▪Solder
▪Batteries
▪Connector/Jack/Terminal
▪Inductor/Coil
▪Transducer
▪Voice Coil
▪Power Cord
▪VU Meter
▪Capacitor
▪Fuse
▪Relay
▪VR/Switch

A-1